EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


            Consent of Independent Registered Public Accounting Firm


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Convera Corporation for the registration of 5,555,556 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2005, except for Note 17, as to which the date is March 23, 2005, with respect to the consolidated financial statements and schedules of Convera Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2005, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

McLean, Virginia
August 3, 2005